Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Hiebing
Marcie Waters	Erin Elliott
608-256-6357	920-592-3555
mwaters@hiebing.com	eelliott@hiebing.com

Investor Relations Contact:
Schneider
Pat Costello
920-592-SNDR (7637) investor@schneider.com

Schneider Announces Quarterly Dividend

GREEN BAY, Wis. – (June 20, 2017) – Schneider National, Inc. (NYSE: SNDR) announced today that its Board of Directors declared a quarterly cash dividend on its Class A and Class B common stock of $0.05 per share, payable to shareholders of record on June 30, 2017. The dividend is expected to be paid on July 11, 2017.

About Schneider National, Inc.

Schneider is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. We believe we have developed a differentiated business model that is difficult to replicate due to our scale, breadth of complementary service offerings and proprietary technology platform. Our highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling us to serve our customers’ diverse transportation needs. Since our founding in 1935, we believe we have become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding our responsibility to our associates, our customers and the communities that we serve.

Source: Schneider SNDR

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3101 S. Packerland Drive P.O. Box 2666 Green Bay, WI 54306-2666 www.schneider.com

482-8004  5/2017